Filed Under Rule 424(b)(3), Registration Statement Nos. 333-100527 and 333-123085
Pricing Supplement Number 119 Dated 06/20/2005
(To: Prospectus Dated May 17, 2005, as supplemented by Prospectus Supplement Dated May 17, 2005)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RYB6	$1,891,000.00	100%	1.100%	$1,870,199.00	FIXED	4.150%	QUARTERLY	06/15/2011	09/15/2005	$9.45	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RYC4	$967,000.00	100%	1.600%	$951,528.00	FIXED	4.500%	SEMI-ANNUAL	06/15/2016	12/15/2005	$21.50	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RYD2	$8,348,000.00	100%	2.500%	$8,139,300.00	FIXED	5.100%	MONTHLY	06/15/2025	07/15/2005	$3.12	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 06/15/2010 and every coupon date thereafter.. The GE Capital Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 06/15/2010 at a redemption price equal to 100% of the principal amount of the GE Capital InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RYE0	$3,749,000.00	100%	2.500%	$3,655,275.00	FIXED	5.200%	SEMI-ANNUAL	06/15/2034	12/15/2005	$24.84	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 06/15/2010 and every coupon date thereafter.. The GE Capital Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 06/15/2010 at a redemption price equal to 100% of the principal amount of the GE Capital InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

General Electric Capital Corporation	Trade Date: June 20, 2005 @12:00 PM ET
Settle Date: June 23, 2005
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0116 via Refco Securities, LLC

Agents: Banc of America Securities LLC, Incapital LLC, A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley, UBS Financial Services Inc., Wachovia Securities LLC

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved.

General Electric Capital Corporation $14,651,734,000.00 GE Capital* InterNotes® Prospectus Supplement Dated 17-May-05